Exhibit-99 (a)(1)(C)

Exhibit B to Exchange Offer

SPAR Group, Inc. ID 33-0684451 / 560 White Plains Road, Tarrytown, NY  10591

Election Form Instructions

Re : Offer to Exchange Certain Outstanding Stock Options for New Stock Options.

This document is the official “Election Form” to be utilized in making your voluntary selections under the SPAR Group, Inc. Offer to Exchange Certain Outstanding Stock Options for New Stock Options dated August 24, 2009, as amended (the “Exchange Offer”). The form is divided into two parts: 1) this Election Form, agreement and Instructions page; and 2) the actual Election Form page to make your voluntary selection of your current options you wish to exchange (as detailed and in accordance with all of the terms, provisions and conditions of the Exchange Offer). Both parts will need to be signed by you and returned to us as confirmation that you have received these instructions and you have made your exchange selections. Capitalized terms used and not otherwise defined in this election form shall have the meanings respectively assigned to them in the Exchange Offer.

Below is part 2 and provides your personal options summary listing each of your Existing Option Contracts that you may elect to exchange. Please read each line carefully and then check the “EXCHANGE” box for each Existing Option Contract you want to submit for exchange and cancellation (as checked, a “Selected Contract”). By electing to submit a Selected Contract, you are electing to exchange and cancel all Eligible Options evidenced by that Selected Contract once the Exchange Period has expired. Check “DO NOT EXCHANGE” box on each Existing Option Contract that you do not wish to submit for exchange and cancellation. SGRP must receive this Election Form no later than 5:00 p.m., Eastern Time on September 23, 2009, as provided in the Exchange Offer. You can add or revoke your selection of Selected Contracts during the Exchange Period as provided in the Exchange Offer.

ALL CONTRACTS NOT CHECKED IN ANY WAY BY YOU, AND ALL CONTRACTS CHECKED “DO NOT EXCHANGE” BY YOU, WILL NOT BE EXCHANGED OR CANCELLED BY SGRP AND NEW OPTIONS WILL NOT BE ISSUED IN EXCHANGE FOR SUCH OPTIONS

You acknowledge to and agree with SGRP that: (1) you have received and reviewed and understand the Exchange Offer; (2) you have executed this election form and elected to submit the Selected Contracts for exchange and cancellation under the Exchange Offer intending to be legally bound after the end of the Exchange Period, subject to your right to revoke during the Exchange Period as provided in the Exchange Offer; (3) you have satisfied each of the conditions and you hereby make and confirm each of the representations and acknowledgments applicable to you under the Exchange Offer; (4) the Selected Contracts will be cancelled, and you will no longer have any right to or interest in them, after the end of the Exchange Period; (5) you have the unrestricted right and legal capacity to participate in the Exchange Offer and surrender and exchange the Selected Contracts; (6) you are the record and beneficial owner and holder of the Selected Contracts and have not pledged or granted any other right in any of them to anyone else; (7) you will make a good faith effort to deliver to SGRP all of your original executed Selected Contracts (although failure to do so will not change your election to exchange and cancel any such contract); (8) you will indemnify and reimburse SGRP for any and all losses and expenses (including attorneys fees and expenses) SGRP may occur from its cancellation of any Selected Contract you failed to deliver to SGRP; and (9) you will execute and deliver all such additional documents as may be reasonably requested by SGRP in connection with such cancellation.

SGRP anticipates that on or shortly after September 23, 2009, it will send to you a New Option Contract in Exchange for your cancelled options that, when signed and returned, will grant to you, effective as of August 6, 2009, a new nonqualified stock option under the 2008 Plan that (i) has an exercise price of $0.40 (40 cents) per share, (ii) covers the same aggregate number of shares of SGRP Common Stock as were covered by your Selected Contracts, below, and (iii) vest 1/4th per year over the next four anniversaries of your grant date in accordance with your New Option Contract. You agree and understand that your New Stock Contract will become void and you will not receive your New Stock Options if you do not sign and return that contract within 30 days to SGRP.

Please confirm your elections below to submit for exchange and cancellation your Selected Contracts and your other acknowledgments to and agreements with SGRP by signing below and faxing all pages of this election form to: 248.364.8600 - ATTN: OPTION EXCHANGE, or mailing to: HR Dept. 1910 Opdyke Ct., Auburn Hills, MI 48236 - ATTN: OPTION EXCHANGE.

Very truly yours, SPAR Group, Inc.

ACKNOWLEDGED AND AGREED (Optionee / Date:):		/
Exhibit B - Page 1

SGRP Election Form Rev 8/24/09

Exhibit B to Exchange Offer

Joe Employee
123 Main Street												I want to exchange the following SGRP stock options contracts under the Exchange Offer.
Bronxville, NY United States 10708-1917
S T O C K O P T I O N S
	Grant
Number	Date	Plan	Type	Granted	Price	Exercised	Vested	Cancelled	Unvested	Outstanding	Exercisable	EXCHANGE:	DO NOT Exchange

000681	8/2/2001	2000	NQ	2,000	$0.0000	0	2,000	0	0	2,000	2,000	☐	☐
000786	8/2/2001	2000	NQ	17,000	$0.0000	0	17,000	0	0	17,000	17,000	☐	☐
001401	5/19/2004	2000	NQ	4,500	$0.0000	0	4,500	0	0	4,500	4,500	☐	☐
001554	4/14/2005	2000	NQ	8,000	$0.0000	0	8,000	0	0	8,000	8,000	☐	☐
001698	11/9/2005	2000	NQ	10,000	$0.0000	0	7,500	0	2,500	10,000	7,500	☐	☐
001745	3/1/2006	2000	NQ	9,000	$0.0000	0	6,750	0	2,250	9,000	6,750	☐	☐
002069	11/8/2007	2000	NQ	10,000	$0.0000	0	2,500	0	7,500	10,000	2,500	☐	☐
002084	12/14/2007	2000	NQ	15,000	$0.0000	0	3,750	0	11,250	15,000	3,750	☐	☐
002197	11/6/2008	2008	NQ	20,000	$0.0000	0	0	0	20,000	20,000	0	☐	☐
				95,500		0	52,000	0	43,500	95,500	52,000

ACKNOWLEDGED AND AGREED (Optionee / Date:):		/
Exhibit B - Page 2

SGRP Election Form Rev 8/24/09